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                                                                   EXHIBIT 10.36

                          PRODUCT DEVELOPMENT AGREEMENT

This Product Development Agreement is made and entered into by and between Toshiba Corporation, a Japanese corporation with a principal place of business at 1-1, Shibaura 1-chome, Minato-ku, Tokyo 105-8001, Japan (hereinafter "Toshiba"), and SanDisk Corporation, a Delaware corporation with a principal place of business at 140 Caspian Court, Sunnyvale, CA 94089, U. S. A. (hereinafter "SanDisk").

WHEREAS, Toshiba and SanDisk, concurrently with the execution of this Agreement, are entering into a Master Agreement dated as of May 9, 2000 among Toshiba, Semiconductor North America, Inc. and SanDisk concerning, among other things, the development and manufacture of NAND Flash Memory Products (the "Master Agreement"); and

WHEREAS, Toshiba and SanDisk additionally, and in conjunction with the Master Agreement, have held discussion regarding the joint development of certain NAND Flash Memory Products and technologies.

NOW, THEREFORE, in consideration of the mutual covenants and premises contained herein, the parties agree as follows:

ARTICLE 1. DEFINITIONS

1.1 "Products" shall mean the NAND Flash Memory devices developed hereunder, including, without limitation, the NAND Flash Memory devices specified in Exhibit A attached hereto, but excluding Flash Memory Controllers.

1.2 Flash Memory Controller" shall mean any firmware, hardware and/or software that is necessary to operate a NAND Flash memory device.

1.3 "Developed Products" shall mean Products solely developed by either party during the term of this Agreement, including without limitation, solely developed derivatives of Jointly Developed Products, provided however, that Developed Products shall not include cut-downs of Jointly Developed Products.

1.4 "Jointly Developed Products" shall mean Products jointly developed by Toshiba and SanDisk during the term of this Agreement.

1.5 "Toshiba Developed Controller" shall mean a Flash Memory Controller solely developed by Toshiba during the term of this Agreement, including without limitation, solely developed derivatives of Jointly Developed Controllers.

1.6 "SanDisk Developed Controller" shall mean a Flash Memory Controller solely developed by SanDisk during the term of this Agreement, including without limitation, solely developed derivatives of Jointly Developed Controllers.

1.7 "Jointly Developed Controller" shall mean a Flash Memory Controller developed by Toshiba and SanDisk during the term of this Agreement.

CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

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1.8  "Development Project" shall mean all development activities undertaken pursuant to Article 2.

1.9 "Background Technology" shall mean the Technology which has been or will be developed by or for either party independently of the Development Projects and owned or controlled by such party prior to or during the term of this Agreement, and which shall be deemed reasonably necessary for the other party to perform the Development Projects. Background Technology may be either SanDisk Background Technology or Toshiba Background Technology, as the context requires.

1.10 "Technology" shall mean all developments, ideas, inventions, Test Technology and other technical information (whether or not patentable) relating to Products as well as intellectual property rights relating thereto, including, but not limited to, trade secrets, copyrights and maskwork rights, but specifically excluding Patents.

1.11 "Developed Technology" shall mean Technology solely developed by either party in the course of the Development Projects.

1.12 "Jointly Developed Technology" shall mean Technology jointly developed by Toshiba and SanDisk in the course of the Development Projects.

1.13 "Test Technology" shall mean all developments, ideas, inventions, test programs. test methods, configured and developed hardware and other technical information (whether or not patentable) for all stages of product manufacture, as well as intellectual property rights relating thereto, but specifically excluding Patents, concerning testing of Products and Flash Memory Controllers.

1.14 "Controller Technology" shall mean all developments, ideas, inventions and technical information (whether or not patentable) relating to Flash Memory Controllers and intellectual property rights relating thereto, including, but not limited to, trade secrets, copyrights and maskwork rights, but specifically excluding Patents.

1.15 "Jointly Developed Controller Technology" shall mean Controller Technology developed by Toshiba and SanDisk during the term of this Agreement.

1.16 "Developed Controller Technology" shall mean Controller Technology solely developed by either party during the term of this Agreement.

1.17 "SanDisk Controllers" shall mean SanDisk Developed Controllers, Jointly Developed Controllers, SanDisk Developed Controller Technology, and Jointly Developed Controller Technology.

1.18 "SanDisk Products and Technology" shall mean SanDisk Developed Products, SanDisk Background Technology, SanDisk Developed Technology and SanDisk Controllers.

1.19 "Toshiba Products and Technology" shall mean Toshiba Developed Products, Toshiba Background Technology, Toshiba Developed Technology, Toshiba Developed Controller Technology and Toshiba Developed Controllers.


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1.20 "Joint Products and Technology" shall mean Jointly Developed Products and
     Jointly Developed Technology.

1.21 "Patents" shall mean all classes of types of patents, utility models (excluding design patents) and any applications therefor in all countries of the world, which are, now or hereafter, owned or controlled by either party hereto.

1.22 "Jointly Developed Patents" shall mean Patents which arise out of the inventions jointly made by the employees of Toshiba or SanDisk in the course of the Development Projects.

1.23 "Effective Date" shall be May 9, 2000.

1.24 "Agreement" means this Product Development Agreement together with any Exhibits, Schedules, Appendices and Attachments hereto and the Rules Document.

1.25 "Rules Document" shall mean the Definitions, Rules of Construction and Documentary Conventions, attached as Appendix A.

ARTICLE 2. DEVELOPMENT

2.1 Each party agrees to undertake at Toshiba's or SanDisk's facilities the Development Projects specified in Exhibit A in accordance with a development schedule and activity allocations to be determined by the Coordinating Committee. During the term of this Agreement, the parties will use reasonable efforts to continually identify and pursue joint development of new products and Exhibit A may be amended from time to time, in accordance with the approval of the Coordinating Committee, to reflect such new Development Projects. Without limiting the foregoing, the parties will discuss the development of a SmartMedia MLC Controller.

2.2 Each party shall, from time to time during the term of this Agreement and to the extent reasonably necessary to perform the Development Projects, provide the other party with technical information relating to its Background Technology.

2.3 Each party shall, from time to time during the term of this Agreement, provide the other party with technical information relating to Jointly Developed Technology and Jointly Developed Controller Technology.

2.4 A party that is in possession of Jointly Developed Technology, Jointly Developed Controller Technology or other technical information, including without limitation the items specified in Exhibit C, shall, upon request of the other party made at any time during the term of this Agreement or for a period of one year thereafter, promptly deliver to the other party copies of such information as requested. When requested by either party, such exchange of information, shall include, but shall not be limited to, test flow conditions and related know-how.

2.5 During the term of this Agreement, upon request by either party and subject to the availability of the other party's engineers, the other party shall
     (i) delegate its qualified engineers to advise and consult with such requesting party at the requesting party's


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     facilities or (ii) receive qualified engineers of the requesting party to train and advise at its own facilities. The details of such delegation or reception of the engineers shall be decided by the Coordinating Committee as described in Article 3.

2.6 This Agreement shall not encompass or include products or technology developed jointly or solely by the parties, utilizing or based on Toshiba NOR flash technology or other Toshiba non-NAND Flash technologies, or SanDisk NOR flash technology or other SanDisk non-NAND flash technologies.

2.7 Either party may propose to disclose (the "proposing party") Jointly Developed Controller Technology to any Qualified Design House under a written agreement of confidentiality and non-use, for a period of restriction generally to be discussed and agreed upon by the Coordinating Committee, but if not so discussed or agreed upon, then for a period of at least seven years, for the purpose of engaging such Qualified Design House to design a solely developed Flash Memory Controller for the account of the proposing party to be manufactured and sold by the proposing party. Prior to making such disclosure to a Qualified Design House, the proposing party shall give the other party to this Agreement (the "reviewing party") the opportunity to jointly develop such product with the proposing party. The opportunity should be presented in detail at a meeting of the Coordinating Committee and the reviewing party will be given a reasonable amount of time to consider the proposal. If the reviewing party accepts the opportunity to enter into such joint development, the proposing party shall not make the disclosure to the Qualified Design House. For the purpose of this section, "Qualified Design House" shall mean a company which offers services to design devices similar to Flash Memory Controllers but which does not make or sell flash memory devices or flash cards.

ARTICLE 3. COORDINATING COMMITTEE

3.1 Immediately after the Effective Date, the parties shall jointly establish the "Coordinating Committee" which shall be comprised of six (6) representatives; three (3) of which shall be appointed by Toshiba and three
     (3) of which shall be appointed by SanDisk, which appointments shall have been approved by each of the parties, provided that such approval shall not be unreasonably withheld.

3.2  The Coordinating Committee shall be responsible for:

     (a) Determining new Products and Flash Memory Controllers to be jointly developed, including product design and manufacturing specifications. All Product development projects, including Flash Memory Controller development projects, and projects considered by either party for sole development, shall be disclosed to the Coordinating Committee prior to the start of development;

     (b) Reviewing the progress of the Development Projects against the development schedule and evaluating the Development Projects;

     (c) Discussing necessary changes to the scope or the schedules of the Development Projects and actions to be taken;


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     (d)  Resolving any differences in opinions between the parties which may arise during the course of the Development Projects;

     (e)  Allocation of wafer processing costs as specified in Article 5;

     (f) Discussing inventorship of patents conceived by the parties as a result of any joint development activity hereunder; and

     (g)  Any other matters as agreed upon by both parties.

          All decisions by the Coordinating Committee, including without limitation, any decision to jointly develop Products or Flash Memory Controllers, shall be made unanimously and shall be set forth in writing. If any matter is not determined by unanimous consent of the Coordinating Committee, such matter shall be referred to Management Committee (as defined in the Master Agreement executed concurrently herewith) for its final decision. In connection with discussing inventorship of patents pursuant to Section 3.2(f), the parties agree to notify the Coordinating Committee as soon as possible, but not later than three months after such party's knowledge of the filing date of the particular patent.

3.3 The Coordinating Committee shall have periodical meetings which shall be led by the Technical Coordinator of both parties on a quarterly basis, or at such other intervals, alternatively in the United States and in Japan or such other places as mutually agreed upon by the Technical Coordinators of each party. Either party may invite other of its employees to attend such meetings.

ARTICLE 4. TECHNICAL COORDINATORS

     Each party shall designate from time to time its Technical Coordinator from its two members of the Coordinating Committee to be appointed in accordance with
Article 3.1. The Technical Coordinator shall be responsible for supervision of transmittal and receipt of technical information hereunder, coordinating the site visits by engineers and coordination of the training and consultation to be performed hereunder. The initial Technical Coordinators for each party are as follows:

For Toshiba: Seiichi Aritome

For SanDisk: Hao Fang

ARTICLE 5. COST

     Each party shall bear all costs and expenses incurred by such party in performing the Development Projects which will include without limitation the salaries of its engineers involved in joint development projects hereunder. Notwithstanding the foregoing, in order to balance each party's cost for Jointly Developed Products and Jointly Developed Flash Memory Controllers, SanDisk shall share Toshiba's direct costs of processing certain wafers to be made for the purpose of such Product design verification (including mask costs) and other material costs relating thereto such as subcontractor fees for packaging and analysis in a manner as set


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forth in Exhibit B. Similarly, Toshiba shall share the direct costs of processing certain wafers to be made for the purpose of Flash Memory Controller verification (including mask costs) and other material costs relating thereto, such as subcontractor fees for packaging and analysis, in a manner as determined by the Coordinating Committee but conceptually similar to the nature of the expenses shared by SanDisk for Products.

ARTICLE 6. OWNERSHIP

6.1 Toshiba Products and Technology shall be and remain the exclusive property of Toshiba, subject to the license granted in accordance with Article 7.1 hereof. From time to time, upon request of SanDisk, Toshiba shall offer SanDisk, based upon reasonable terms, a non-exclusive, worldwide, non-transferable license, without right to sublicense, to develop, have developed, make, have made, use, sell, modify and otherwise dispose of all or a portion of the Toshiba Products and Technology.

6.2 Toshiba Patents shall be and remain the exclusive property of Toshiba, subject to the licenses granted in accordance with the Patent Cross License Agreement between SanDisk Corporation and Toshiba Corporation, including any amendments thereto (as so amended, the "Patent Agreement").

6.3 SanDisk Products and Technology shall be and remain the exclusive property of SanDisk, subject to the licenses granted in accordance with Article 7.2 and 7.3 hereof. From time to time, upon request of Toshiba, SanDisk shall offer Toshiba, based upon reasonable terms, a non-exclusive, worldwide, non-transferable license, without right to sublicense, to develop, have developed, make, have made, use, sell, modify and otherwise dispose of all or a portion of the SanDisk Products and Technology.

6.4 SanDisk Patents shall be and remain the exclusive property of SanDisk, subject to the licenses granted in accordance with the Patent Agreement.

6.5 Any right, title and interest in and to Joint Products and Technology shall be jointly owned by Toshiba and SanDisk. With the exception that neither party may sublicense or transfer Joint Products and Technology without the prior written consent of the other party, Toshiba and SanDisk each has the right to use, fully exploit, disclose or otherwise dispose of such Joint Products and Technology for any purpose without consent of nor accounting to the other party.

6.6 Any right, title and interest in and to Jointly Developed Patents shall be jointly owned by Toshiba and SanDisk. Each party shall be free to use such Jointly Developed Patents for any purpose and shall have the right to grant non-exclusive licenses to any third party without the consent of nor accounting to the other party, except as required by Paragraph 18 of the Amendment to Patent Cross License Agreement. Both parties shall promptly agree on which of them shall file and prosecute the first patent application and which countries' corresponding applications shall be filed and by whom. All expenses incurred in obtaining and maintaining such patents shall be shared equally by the parties; provided that if one party elects not to seek or maintain such patents in any particular country or not to share equally in the expense thereof, the other party shall have the right to seek or


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     maintain such patents in said country at its own expense and shall have full control over the prosecution and maintenance thereof even though title to any patent issuing thereon shall be joint. The party electing not to seek or maintain such patents shall give the other party any necessary assistance required for the preparation and prosecution of such patents filed or maintained by the other party. Jointly Developed Patents shall not be considered "SanDisk Licensed Patents" or "Toshiba Licensed Patents" as defined in the Patent Agreement.

ARTICLE 7. LICENSE

7.1 Subject to the terms and conditions of this Agreement, Toshiba hereby grants to SanDisk a non-exclusive, non-transferable, worldwide and royalty-free license, without the right to sublicense, to use Toshiba Background Technology provided to SanDisk hereunder to develop, have developed, make, have made, use, sell, modify and otherwise dispose of Products, SanDisk Controllers and any other controller products designed by or for SanDisk.

7.2 Subject to the terms and conditions of this Agreement, SanDisk hereby grants to Toshiba a non-exclusive, non-transferable, worldwide and royalty-free license, without the right to sublicense, to use SanDisk Background Technology provided to Toshiba hereunder to develop, have developed, make, have made, use, sell, modify and otherwise dispose of Products, Toshiba Developed Controllers and other controller products not designed or used for file storage.

7.3 Subject to the terms and conditions of this Agreement, SanDisk hereby grants to Toshiba a non-exclusive, non-transferable, worldwide and royalty-free license, without the right to sublicense, to make, have made, use, sell, modify and otherwise dispose of any Jointly Developed Controllers.

7.4 It is understood that SanDisk has the right to use, fully exploit, disclose, sublicense, transfer or otherwise dispose of SanDisk Controllers and any other controller product designed by or for SanDisk without consent from or accounting to Toshiba, even if such SanDisk Controllers or other controller products incorporate any Toshiba Background Technology.

ARTICLE 8. WARRANTY

8.1 Toshiba and SanDisk each provides to the other party its Background and Developed Technology on an "as-is" basis only, and neither makes any warranty or representation with respect to the Background Technology or Developed Technology for any purpose.

8.2  Nothing contained in this Agreement shall be construed as:

     (a) a warranty or representation that the manufacture, use, sale or other disposal of semiconductor products by the other party using any technical information received under this Agreement will be free from infringement of patents or any other intellectual property rights of third party;


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     (b)  conferring to the other party any right to use in advertising, publicity or otherwise any trademark, trade name or names, any contraction, abbreviation or simulations thereof of either party;

     (c) conferring to the other party, by implication, estoppel or otherwise, any license or other right except for the licenses and rights expressly granted hereunder; or

     (d) an obligation to furnish any technical information or know-how except as otherwise specifically provided herein.

ARTICLE 9. LIMITATION OF LIABILITY

     Neither party shall be responsible to the other party in respect of any action taken or reliance upon any information furnished to the other party under this Agreement, except to the extent of any breach of the warranties or agreements set forth in this Agreement. IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL OR INDIRECT DAMAGE OF ANY KIND, (INCLUDING WITHOUT LIMITATION LOSS OF PROFIT OR DATA) WHETHER OR NOT ADVISED OF THE POSSIBILITY OF SUCH LOSS.

ARTICLE 10. CONFIDENTIALITY

10.1 As used in this Agreement, the term "Confidential Information" shall mean any information disclosed by one party to other party pursuant to this Agreement which is in written, graphic, machine readable or other tangible form and is marked Confidential, Proprietary or in some other manner to indicate its confidential nature. Confidential Information may also include oral information disclosed by one party to the other party pursuant to this Agreement; provided that such information is designated in a manner to indicate its confidential nature at the time of disclosure and reduced to a written summary by the disclosing party within thirty (30) days after its oral disclosure.

10.2 During the ten (10) year period following receipt of such information, the receiving party shall keep, and cause its Subsidiaries, its sublicensees and subcontractors who have access to Confidential Information as permitted in this Agreement to keep any Confidential Information, including but not limited to Background Technology and Developed Technology provided by the disclosing party hereunder, in strict confidence, and shall not disclose such Confidential Information to any third party without the prior written consent of the disclosing party. The receiving party shall maintain the Confidential Information with at least the same degree of care that the receiving party uses to protect its own strictly confidential information, but no less than a reasonable degree of care under the circumstances. Further, the receiving party shall not use the Confidential Information for any purpose other than for the Development Projects, except as otherwise provided herein.

10.3 Each party shall not disclose the terms and conditions of this Agreement to any third party without the prior written consent of the other party.


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10.4 The confidentiality obligation set forth in Articles 10.2 and 10.3 above shall not apply to any information which:

     (a)  is already known by the receiving party at the time of disclosure;

     (b)  is or becomes publicly known through no fault of the receiving party;

     (c) is rightfully received by the receiving party from a third party without any restriction on disclosure;

     (d)  is independently developed by the receiving party;

     (e) is disclosed with the prior written consent of the disclosing party hereto; or

     (f) is disclosed pursuant to applicable laws, regulations or court order, provided that the receiving party shall give the disclosing party prompt notice of such request so that the disclosing party has an opportunity to defend, limit or protect such disclosure.

10.5 Each party understands that disclosure or dissemination of the other party's Confidential Information, specifically Toshiba Background Technology provided to SanDisk in connection with the Development Projects, not expressly authorized hereunder would cause irreparable injury to such other party, for which monetary damages would not be an adequate remedy and said other party shall be entitled to equitable relief in addition to any remedies the other party may have hereunder or at law. In the event SanDisk is to enter into any joint development work with any third party, SanDisk warrants that Toshiba Background Technology provided to SanDisk in connection with the Development Projects shall neither be used for such joint development work nor be disclosed to any third party unless expressly otherwise provided hereunder.

10.6 The Technical Coordinator of each party shall ensure that the other party's Technical Coordinator are informed of and receive in sufficient detail and completeness the Background and Developed Technology that are exchanged under Article 2 hereof. Each Technical Coordinator shall also monitor within their company the distribution of Confidential Information received from the other party only to those who have a need to know and, further, to assist in preventing the unauthorized disclosure of the Confidential Information to personnel within the company who do not have a need to know, or to third parties. The Technical Coordinator for each party shall maintain pertinent records and the like, and acknowledge the receipt from the other party of all Confidential Information.

ARTICLE 11. TERM AND TERMINATION

11.1 This Agreement shall become effective on the Effective Date and continue in full force and effect until the termination of the Master Agreement, unless earlier terminated as hereinafter provided. The term of this Agreement may be extended by mutual agreement of both parties.


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11.2 If either party fails to perform or breaches any of its material obligations under this Agreement, then, upon sixty (60) days advanced written notice specifying such failure or breach, the non-defaulting party shall have the right to terminate this Agreement forthwith, unless the failure or breach specified in the notice has been cured during the sixty
     (60) day period. Termination of this Agreement pursuant to this Article
     11.2 shall not relieve the breaching party from any liability arising from any breach of this Agreement and such termination shall be without prejudice to any other rights and remedies of the non-breaching party provided at law or in equity, in addition to the rights and remedies set forth in this Agreement.

11.3 Either party shall have the right to terminate this Agreement by giving written notice to the other party upon the occurrence of any of the following events:

     (a) the filing by the other party of a voluntary petition in bankruptcy or insolvency;

     (b)  any adjudication that such other party is bankrupt or insolvent;

     (c) the filing by such other party of any legal action or document seeking reorganization, readjustment or arrangement of its business under any law relating to bankruptcy or insolvency;

     (d) the appointment of a receiver for all or substantially all of the property of such other party; or

     (e) the making by such other party of any assignment of whole or substantial assets for the benefit of creditors.

This Agreement shall terminate on the thirtieth (30th) day after such notice of termination is given.

11.4 In the event of termination or expiration of this Agreement, the rights and licenses granted to each party specified in Article 7 shall survive such termination or expiration, except that if this Agreement is terminated by either party for any of the events specified in Articles 11.2 and 11.3 above, then the licenses granted to the defaulting party or the non-terminating party, as the case may be, shall thereupon terminate. The provisions of Articles 6, 8, 9, 10, 11 and 12 shall survive any termination or expiration of this Agreement.

ARTICLE 12. GENERAL PROVISIONS

12.1 All notices required or permitted to be given hereunder shall be in writing and shall be delivered by prepaid air express or registered airmail, postage prepaid or by telefax, if confirmed or acknowledged, to the following or to such changed address as may have been previously specified in writing by the addressed party:


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     If to Toshiba:

             (For general contract matters)
             Toshiba Corporation
             1-1, Shibaura 1-chome
             Minato-ku, Tokyo 105-8001
             Japan
             Telephone: 011 81 45890 2721
             Facsimile: 011 81 45890 2793
             Attention:  Senior Manager Flash Memory Engineering

     If to SanDisk

             (For general contract matters)

             SanDisk Corporation
             140 Caspian Court
             Sunnyvale, CA  94089
             Telephone: (408) 542-0555
             Facsimile: (408) 542-0600
             Attention:  President and CEO

             With a copy to:

             SanDisk Corporation
             140 Caspian Court
             Sunnyvale, CA  94089
             Telephone: (408) 548-0208
             Facsimile: (408) 548-0385
             Attention:     Vice President and General Counsel

12.2 Neither party is required to disclose any information of which disclosure is prohibited by laws of the country of such party.

12.3 In the event that the parties will, after the Effective Date, make announcement regarding this transaction and their business relationship, such announcement shall be in a mutually agreeable form and at a mutually agreeable time, provided that any information to be disclosed and/or announced by either party shall be identified through consultation with the other party and be agreed upon between the parties before the disclosure and announcement.

12.4 Neither party shall export or re-export, directly or indirectly, any technical information disclosed hereunder or direct product thereof to any destination prohibited or restricted by the export control regulations of Japan and the United States, including the U.S. Export Administration Regulations, without the prior authorization from the appropriate governmental authorities. SanDisk hereby certifies that SanDisk will not use technical


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     information supplied by Toshiba hereunder for any purpose to develop or manufacture nuclear, chemical, biological weapons or missiles (hereafter "weapons of mass destruction"). SanDisk further certifies that it will not sell any products manufactured using Toshiba's technical information to any party if it knows that the end-user of the products will use them for the development and/or manufacture of the weapons of mass destruction.

12.5 The rules of construction and documentary conventions set forth in the Rules Document shall apply to, and are hereby incorporated in, this Agreement.

IN WITNESS WHEREOF, each of the parties hereto have caused this Agreement to be executed in duplicate, as of the date written below, by their respective duly authorized officers or representatives.

Toshiba Corporation                                SanDisk Corporation

By: /s/ Yasuo Morimoto                             By: /s/ Eli Harari
    ------------------                                 --------------
Name:    Yasuo Morimoto                             Name:   Eli Harari
Title:   Corporate Senior Vice President            Title:  President and CEO
         and Director President and
         CEO Semiconductor Company

Date:    May 9, 2000                                Date:   May 9, 2000


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                                    EXHIBIT A

    JOINTLY DEVELOPED PRODUCTS AND JOINTLY DEVELOPED FLASH MEMORY CONTROLLERS

1.    256 M   NAND Flash Memory {For 0.16 micron or smaller technologies}

2.    512 M   NAND Flash Memory {For 0.16 micron or smaller technologies}

3.    1 G     NAND Flash Memory

4.    2 G     NAND Flash Memory

5.            *

6.            *

7.    * NAND controllers as decided by the Coordinating Committee.

8.    Other NAND memory products as decided by the Coordinating Committee.

Note 1: The Coordinating Committee will determine (i) the best process technology to utilize for all products to be jointly developed pursuant to this Agreement (e.g. 0.16 micron, 0.13 micron or other feature size), (ii) whether such products shall use * or * and (iii) detail product specifications, such as, but not limited to, voltage operating range * .

Note 2: The Coordinating Committee shall be responsible for determining development responsibilities of each party with respect to jointly developed products.

Note 3: All Products and Flash memory Controllers jointly developed hereunder shall include the development of wafer test products. A `wafer test product' is a test system used to test semiconductor wafers.


* INDICATES THAT CERTAIN INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION PURSUANT TO RULE 24b-2. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

                                    EXHIBIT B

                       SHARING OF WAFER PROCESSING COSTS -
       (FOR JOINTLY DEVELOPED PRODUCTS AND JOINTLY DEVELOPED CONTROLLERS)

                           JOINTLY DEVELOPED PRODUCTS

                               SANDISK                         TOSHIBA

(1) 1H/2000                            *                               *

(2) 2H/2000                            *                               *

(3) 1H/2001 and beyond                 *                               *

                          JOINTLY DEVELOPED CONTROLLERS

     (1) Wafer processing cost associated with Jointly Developed Controllers will be shared by the parties as determined by the Coordinating Committee in accordance with Article 3.2.

Note 1: All costs charged pursuant to this Exhibit B are direct costs and have been referred to by the parties as Direct R&D charges. Original back-up information and financial detail of all such charges shall be made available to the party paying the shared expense, and all such charges are subject to financial audit by the external auditors of the party paying the charge. The party receiving payment shall cooperate with all reasonable requests to view and make copies of financial back-up and financial detail material associated with the charges.

Note 2: Payments specified above shall be made within sixty (60) days after receipt of invoice issued at the end of each calendar half year.


* INDICATES THAT CERTAIN INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION PURSUANT TO RULE 24b-2. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

                                    EXHIBIT C

     Technical Information to be Exchanged by the Parties In Connection with Jointly Developed Technology and Jointly Developed Controller Technology1
                              (Non-exclusive List)

1.   Device Specifications

2.   Process Specifications

3.   Design Specifications

4.   Product Specifications

5.   Process Flow

6.   Design Schematics

7.   Simulation Results

8.   Test Flow

9.   Test Conditions

10.  Product Data Base

11.  Reliability Data

12.  Product Qualification Procedures

13.  Yield Information

14.  Failure Analysis

15.  Controller Firmware

16.  Controller Software


--------
     1 All such information shall be provided in English.

                                                                      APPENDIX A

                     DEFINITIONS, RULES OF CONSTRUCTION AND
                             DOCUMENTARY CONVENTIONS

     In any agreement or instrument that incorporates the definitions set forth in this Appendix and states that the rules of construction and documentary conventions set forth herein shall apply to such agreement or instrument, then, unless such agreement or instrument otherwise requires:

                                    ARTICLE I

                                   DEFINITIONS

     The following terms shall have the specified meanings:

     "Accountants" means such firm of nationally recognized independent certified public accountants for the Company as is appointed pursuant to the Operating Agreement from time to time. Initially, the Accountants shall be Deloitte & Touche LLP.

     "Act" means the Virginia Limited Liability Company Act, as in effect from time to time.

     "Affiliate" of any Person means any other Person which directly or indirectly controls, is controlled by or is under common control with, such Person; PROVIDED, HOWEVER, that the term Affiliate, (a) when used in relation to the Company, shall not include either Member or any of its Affiliates, and (b) when used in relation to a Member or any of its Affiliates, shall not include the Company or any of its Subsidiaries.

     "Articles" means the Articles of Organization of the Company.

     "Bankruptcy Event" means, with respect to any Person, the occurrence or existence of any of the following events or conditions: such Person (1) is dissolved; (2) becomes insolvent or fails or is unable or admits in writing its inability generally to pay its debts as they become due; (3) makes a general assignment, arrangement or composition with or for the benefit of its creditors;
(4) institutes or has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors' rights, or a petition is presented for its winding up or liquidation and, in the case of any such proceeding or petition instituted or presented against it, such proceeding or petition (A) results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding up or liquidation or (B) is not dismissed, discharged, stayed or restrained in each case within 60 days of the institution or presentation thereof; (5) has a resolution passed by its governing body for its winding-up or liquidation; (6) seeks or becomes subject to the appointment of an administrator, receiver, trustee, custodian or other similar official for it or for all or substantially all its assets (regardless of how brief such appointment may be, or whether any obligations are promptly assumed by another entity or whether any other event described in this clause (6) has occurred and is continuing); (7) experiences any event which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in clauses (1) through (6) above; or (8) takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts.

     "Burdensome Condition" means, with respect to any proposed transaction, any action taken, or credibly threatened, by any Governmental Authority or (except if such action or threat is frivolous) other Person to challenge the legality of such proposed transaction, including (i) the pendency of a governmental investigation (formal or informal) in contemplation of the possible actions described in clauses (ii)(A), (ii)(B) or (ii)(C) below, (ii) the institution of a suit or the written threat thereof (A) seeking to restrain, enjoin or prohibit the consummation of such transaction or material part thereof, to place any material condition or limitation upon such consummation or to invalidate, suspend or require modification of any material provision of any Operative Document, (B) challenging the acquisition by either Member of its interest in the Company or (C) seeking to impose limitations on the ability of either Member effectively to exercise full rights as a Member in the Company, including the right to act on all matters properly presented to the Members pursuant to the Operating Agreement, or (iii) an order by a court of competent jurisdiction having any of the consequences described in (ii)(A), (ii)(B) or (ii)(C) above, or placing any conditions or limitations upon such consummation that are unreasonably burdensome in the reasonable judgment of the applicable Person.

     "Business Day" means any day (other than a day which is a Saturday, Sunday or legal holiday in the State of California, the Commonwealth of Virginia or Japan) on which banks are open for business in California, Virginia, and Tokyo, Japan.

     "Business Plan" means the Initial Business Plan and each subsequent business plan, including budgets and projections for the Company for each relevant period, adopted in accordance with Section 3.04(c) of the Operating Agreement and complying with Section 3.04(b) of the Operating Agreement.

     "Capital Contribution" means each capital contribution to be made by each Member pursuant to Schedule 6.01 to the Operating Agreement.

     "Capital Transaction" means a disposition by the Company of property which is or has been property of a character subject to the allowance for depreciation provided in Section 167 of the Code if such disposition results in the recognition of gain or loss by the Company. In addition, if the value of property is adjusted pursuant to Section 7.01(B) of the Operating Agreement, the amount of such adjustment shall be treated as an item of gain from a Capital Transaction (if the adjustment is a positive adjustment) or an item of loss from a Capital Transaction (if the adjustment is a negative adjustment).

     "Change of Control" with respect to a Person means a transaction or series of related transactions as a result of which (i) more than 50% of the beneficial ownership of the outstanding common stock or other ownership interests of such Person (representing the right to vote for the Board of Directors or similar organization of such Person) is acquired by another Person or affiliated group of Persons, whether by reason of stock acquisition, merger, consolidation, reorganization or otherwise or (ii) the sale or disposition of all or substantially all of a Person's assets to another Person or affiliated group of Persons.

     "Closing" means the closing of the transactions described in Section 3.01 of the Master Agreement.

     "Closing Date" means the date mutually agreed for the Closing by the parties to the Master Agreement; PROVIDED, HOWEVER, that in no event will the Closing Date be later than September 1, 2000, without the written agreement of both Parents.

     "Code" means the Internal Revenue Code of 1986, as amended from time to time, or any successor statute. ANY reference to a particular provision of the Code or a Treasury Regulation promulgated pursuant to the Code means, where appropriate, the corresponding provision of any successor statute or regulation.

     "Company" means FlashVision, L.L.C., a limited liability company formed by the Members under the laws of thE Commonwealth of Virginia.

     The term "control" (including its correlative meanings "controlled by" and "under common control with") means possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise).

     "DSC" means Dominion Semiconductor Company, L.L.C.

     "DSC Foundry Agreement" means the Foundry Agreement between DSC and the Company.

     "Event of Default" means, with respect to a Member, the occurrence or existence of any of the following events or conditions which remains uncured for sixty (60) days following receipt of written notice thereof:

     (a) a Bankruptcy Event of such Member or its Parent or any Person of which such Member is a Subsidiary;

     (b) the failure of such Member to make any required Capital Contribution within forty-five (45) Business Days after receipt of written notice from the Company or the other Member that such Capital Contribution was not made when due under the Operating Agreement; or

     (c) the breach by such Member of its covenant in Section 9.01 of the Operating Agreement or the breach by the Parent of such Member of its covenant in Section 6.01(c) of the Master Agreement, provided that a Change of Control of Member or of a Parent shall not be deemed a event of default.

     "Fiscal Quarter" means, unless changed by the Operating Committee, a calendar quarter.

     "Fiscal Year" means, unless otherwise required by the Code or applicable Treasury Regulations, the one year period commencing on April 1 of each year.

     "Foundry Agreements" means, collectively, the DSC Foundry Agreement and the Yokkaichi Foundry Agreement.

     "GAAP" means generally accepted accounting principles in the United States as in effect from time to time, consistently applied.

     "GAAS" means generally accepted auditing standards in the United States as in effect from time to time.

     "Governmental Action" means any authorization, consent, approval, order, waiver, exception, variance, franchise, permission, permit or license of, or any registration, filing or declaration with, by or in respect of, any Governmental Authority.

     "Governmental Authority" means any United States or Japanese federal, state, local or other political subdivision or foreign governmental Person, authority, agency, court, regulatory commission or other governmental body, including the Internal Revenue Service and the Secretary of State of any State.

     "Governmental Rule" means any statute, law, treaty, rule, code, ordinance, regulation, license, permit, certificate or order of any Governmental Authority or any judgment, decree, injunction, writ, order or like action of any court or other judicial or arbitration tribunal.

     "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations promulgated thereunder.

     "Indebtedness" of any Person means, without duplication:

     (a) all obligations (whether present or future, contingent or otherwise, as principal or surety or otherwise) of such Person in respect of borrowed money or in respect of deposits or advances of any kind;

     (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments;

     (c) all obligations of such Person upon which interest charges are customarily paid, except for trade payables;

     (d) all obligations of such Person under conditional sale or other title retention Agreements relating to property or assets purchased by such Person;

     (e) all obligations of such Person issued or assumed as the deferred purchase price of property or services (other than with respect to the purchase of personal property under standard commercial terms);

     (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed;

     (g) all guarantees by such Person of Indebtedness of others;

     (h) all obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property (or a combination thereof), which obligations would be required to be classified and accounted for as capital leases on a balance sheet of such Person prepared in accordance with GAAP;

     (i) all obligations of such Person (whether absolute or contingent) in respect of interest rate swap or protection agreements, foreign currency exchange agreements or other interest or exchange rate hedging arrangements; and

     (j) all obligations of such Person as an account party in respect of letters of credit and bankers' acceptances.

     The Indebtedness of any Person shall include the Indebtedness of any partnership in which such Person is a general partner.

     "Initial Business Plan" means the initial business plan of the Company as agreed to and adopted by the members concurrently with the execution of the Master Agreement.

     "License Agreement" means the Patent Cross License Agreement dated July 30, 1997 by and between Toshiba and SanDisk.

     "Lien" means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, encumbrance, charge OR security interest in or on such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement relating to such asset and (c) in the case of securities, any purchase option, call or similar right with respect to such securities.

     Any reference to any event, change or effect being "material" with respect to any Person means an event, change or effect which is or, insofar as reasonably can be foreseen, will be material to the condition (financial or otherwise), properties, assets, liabilities, capitalization, licenses, businesses, operations or prospects of such Person and, in the case of the Company, the capital accounts of the members or the ability of the Company to carry out its then current Business Plan.

     "Master Agreement" means the Master Agreement dated as of May 9, 2000 by and among Toshiba, SENA and SanDisK.

     "Member" means, in the case of the Company, each of SENA and SanDisk, and any other Person who becomes a member in the Company in accordance with the terms of the Operating Agreement.

     "Membership Interest" means a Member's aggregate rights in the Company, including the Member's right to a share of the profits and losses of the Company, the right to receive distributions from the Company and the right to vote and participate in the management of the Company.

     "Member Representative" means, with respect to the Company, a member of the Operating Committee appointed pursuant to Section 5.01(b) of the Operating Agreement.

     "Net Book Value" means, with respect to any Person, the total assets of such Person less the total liabilities of such Person, in each case as determined in accordance with GAAP.

     "Net Profits" and "Net Losses" means, subject to Section 7.02 of the Operating Agreement, the taxable income and tax loss of the Company for Federal income tax purposes for a given Fiscal Year, increased by the amount of any tax exempt income of the Company during such Fiscal Year and decreased by the amount of any Code Section 705(a)(2)(B) expenditures (within the meaning of Treasury Regulation Section 1.704-1(b)(2)(iv)(i)) of the Company during such Fiscal Year; PROVIDED, HOWEVER, that, in the case of Section 704(c) Property, depreciation for each Fiscal Year shall be an amount equal to (I) the basis recovered for such Fiscal Year under the rules prescribed by Regulation Section 1.704-3(d) if the remedial method is adopted with respect to such Section 704(c) Property and
(II) in all other cases, (x) the depreciation for Federal income tax purposes with respect to such Section 704(c) Property for such Fiscal Year multiplied by
(y) a fraction (i) the numerator of which is the fair market value of such
Section 704(c) Property on the date of contribution or revaluation and (ii) the denominator of which is the basis of such Section 704(c) Property on the date of contribution or revaluation for Federal income tax purposes; and PROVIDED FURTHER, HOWEVER, that if the basis of such Section 704(c) Property for Federal income tax purposes is zero, depreciation for each Fiscal Year shall be computed under any reasonable method in accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(G)(3) that is approved by both Members.

To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Code Section 734(b) or Code Section 743(b) is required pursuant to Regulations Section 1.704-1(b)(2)(iv)(m)(4) to be taken into account in determining Capital Accounts as a result of a distribution other than in complete liquidation of a Member's interest, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset) from the disposition of the asset and shall be taken into account for purposes of computing Net Profits or Net Losses.

     "Operating Agreement" means the Operating Agreement dated as of the Closing Date between SanDisk and SENA.

     "Operating Committee" means the management committee of the Company established pursuant to Section 5.01(a) OF the Operating Agreement.

     "Operative Documents" means the Operating Agreement, the Master Agreement, the Amendment to Patent License Agreement, the Articles, the Yokkaichi Foundry Agreement, the Environmental Indemnity Agreement, the Common R&D and Participation Agreement, the Product Development Agreement and, when executed, the DSC Foundry Agreement.

     "Parent" means Toshiba and SanDisk and each of them.

     "Percentage" means, with respect to SENA, 50.1%, and with respect to SanDisk, 49.9%; PROVIDED, HOWEVER, if either Member transfers its entire Membership Interest to any Affiliate in accordance with the Operating Agreement, its Percentage shall be 0% and such Affiliate transferee shall receive the entire Percentage of the transferring Member.

     "Permitted Liens" means (a) the rights and interests of the Company, either Member or any Affiliate of any such Person as provided in the Operative Documents; and (b) Liens for Taxes which are not due and payable or which may after contest be paid without penalty or which are being contested in good faith and by appropriate proceedings and so long as such proceedings shall not involve any substantial risk of the sale, forfeiture or loss of any part of any relevant asset or title thereto or any interest therein.

     "Person" means any individual, firm, company, corporation, limited liability company, unincorporated association, partnership, trust, joint venture, Governmental Authority or other entity, and shall include any successor (by merger or otherwise) of such entity.

     "Purchase and Supply Agreement" means that certain Purchase and Supply Agreement to be entered into in connection with the Master Agreement, by and among the Company, SENA and SanDisk.

     "SanDisk" means SanDisk Corporation, a Delaware corporation.

     "Seconded Employee" means an individual who was originally an employee of a Member or any of its Affiliates and who was assigned to the Company or any of its Subsidiaries by such Member or such Affiliate at the request of such Member as contemplated by Section 7.07 of the Master Agreement.

     "Section 704(c) Property" means any property contributed to the Company that has a tax basis for Federal income tax purposes on the date of its contribution that differs from its fair market value on such date and any Company property that is revalued pursuant to Section 7.01(b) of the Operating Agreement. For purposes of calculating Net Profits or Net Losses arising from any Capital Transaction involving Section 704(c) Property, the basis of such
Section 704(c) Property shall be deemed to be its fair market value on the date of contribution or revaluation less the accumulated depreciation (calculated in accordance with the provisos to the definition of Net Profits and Net Losses) arising after that date with respect to such Section 704(c) Property.

     "SENA" means Semiconductor North America, Inc., a Delaware corporation.

     "Subsidiary" of any Person means any other Person:

     (i) more than 50% of whose outstanding shares or securities (representing the right to vote for the election of directors or other managing authority) are, or

     (ii) which does not have outstanding shares or securities (as may be the case in a partnership, joint venture or unincorporated association), but more than 50% of whose ownership interest representing the right to make decisions (equivalent to those generally reserved for the board of directors of a corporation) for such other Person is, now or hereafter owned or controlled, directly or indirectly, by such Person, but such other Person shall be deemed to be a Subsidiary only so long as such ownership or control exists; PROVIDED, HOWEVER, that the term Subsidiary as used in any Operative Document, when used in relation to a Member or any of its Affiliates, shall not include the Company or any of its Subsidiaries.

     "Tax" or "Taxes" means all United States or Japanese Federal, state, local or other political subdivision and foreign taxes, assessments and other governmental charges, including (a) taxes based upon or measured by gross receipts, income, profits, sales, use or occupation and (b) value added, ad valorem, transfer, franchise, withholding, payroll, employment, excise or property taxes, together with (c) all interest, penalties and additions imposed with respect to such amounts and (d) any obligations under any agreements or arrangements with any other Person with respect to such amounts.

     "Toshiba" means Toshiba Corporation, a Japanese corporation.

     "Transfer" means any transfer, sale, assignment, conveyance, creation (whether or not voluntary) of any Lien (other than a Permitted Lien), or other disposal or delivery, including by dividend or distribution, whether made directly or indirectly, voluntarily or involuntarily, absolutely or conditionally, or by operation of law or otherwise.

     "Unique Activities" means production activities of the Company at the request of either Member to (i) implement changes in the manufacturing processes to be employed for Products to be manufactured for such Member (or its Affiliates) that are not agreed to by the other Member, (ii) commence manufacturing other Products for the requesting Member (or its Affiliates) that the other Member does not desire to have manufactured for it and which require a change in manufacturing processes or in the utilization of the Facility or production resources, or (iii) implement any other change in its operations in order to manufacture Products specifically for the requesting Member (or its Affiliates).

     "Yokkaichi" means Toshiba's manufacturing facility located at Yokkaichi, Japan.

     "Yokkaichi Foundry Agreement" means the Foundry Agreement dated as of May 9, 2000 between Toshiba and SanDisk Limited (Japan).

                                   ARTICLE II

                RULES OF CONSTRUCTION AND DOCUMENTARY CONVENTIONS

     SECTION 2.01 AMENDMENT AND WAIVER. (a) No amendment to or waiver of any agreement or instrument incorporating these Rules of Construction and Documentary Conventions shall be effective unless it shall be in writing, identify with specificity the provisions of the applicable agreement or instrument that are thereby amended or waived and be signed by each party thereto. Any failure of a party to comply with any obligation, covenant, agreement or condition contained in such agreement or instrument may be waived by the party entitled to the benefits thereof only by a written instrument duly executed and delivered by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure of compliance.

     SECTION 2.02 SEVERABILITY. If any provision of any agreement or instrument incorporating these Rules of Construction and Documentary Conventions or the application of any such provision is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision of such agreement or instrument (except as may be expressly provided in such agreement or instrument) or invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by applicable law, the parties waive any provision of law that renders any provision of such agreement or instrument invalid, illegal or unenforceable in any respect. The parties shall, to the extent lawful and practicable, use their reasonable efforts to enter into arrangements to reinstate the intended benefits, net of the intended burdens, of any such provision held invalid, illegal or unenforceable. If the intent of the parties for entering into the Operative Documents, considered as a single transaction, cannot be preserved, the Operative Documents shall either be renegotiated or terminated.

     SECTION 2.03 SURVIVAL. Except as may otherwise be specifically provided in any agreement or instrument incorporating these Rules of Construction and Documentary conventions, all covenants, agreements, representations and warranties of the parties made in or pursuant to such agreement or instrument shall survive the execution and delivery of such agreement or instrument and the closing of the transactions contemplated thereby, notwithstanding any investigation by or on behalf of any party. Further, the provisions set forth in
Article II hereof shall survive and shall apply with respect to any terminated agreement which incorporated these Rules of Construction and Documentary Conventions.

     SECTION 2.04 ASSIGNMENT. Except as may otherwise be specifically provided in any agreement or instrument incorporating these Rules of Construction and Documentary Conventions, a party thereto shall not transfer, or grant or permit to exist any Lien (except Permitted Liens) on, such agreement or instrument or any of its rights thereunder (except for any transfer to an Affiliate or in connection with a merger, consolidation or sale of all or substantially all the assets or the outstanding securities of such party, which transfer shall not require any consent of the other parties) without the prior written consent of each other party thereto (which consent may be withheld in each such other party's sole discretion), and any such purported transfer or Lien without such consent shall be void.

     SECTION 2.05 REMEDIES; FORCE MAJEURE. In no event will any party to any agreement or instrument incorporating these Rules of Construction and Documentary Conventions (except as may be otherwise expressly provided therein) be liable to another party thereto for special, indirect, punitive or incidental damages, lost profits, lost savings or any other consequential damages, even if such party has been advised of the possibility of such damages, resulting from the breach by it of any of its obligations thereunder or breach by it or any of its Affiliates of any of their respective obligations under any other Operative Document or from the use of any confidential or other information.

     (a) Except as may otherwise be specifically provided in any agreement or instrument incorporating these Rules of Construction and Documentary Conventions, the rights and remedies of the parties under such agreement or instrument are cumulative and are not exclusive of any rights or remedies which the parties would otherwise have. Equitable relief, including the remedies of specific performance and injunction, shall be available with respect to any actual or attempted breach of such agreement or instrument; PROVIDED, HOWEVER, in the absence of exigent circumstances, the parties shall refrain from commencing any lawsuit or seeking judicial relief in connection with such actual or attempted breach that is contemplated to be addressed by the dispute resolution process set forth in Section 10.03 of the Master Agreement until the parties have attempted to resolve the subject dispute by following said dispute resolution process to its conclusion.

     (b) If the due date for any amount required to be paid under an Operative Document incorporating these Rules of Construction and Documentary Conventions is not a Business Day, such amount shall be payable on the next succeeding Business Day; provided that if payment cannot be made due to the existence of a banking crisis or international payment embargo, such amount may be paid within the following 30 days. If due to the occurrence of an act of God, any party is prevented from providing training, technical assistance or other similar support required to be provided to the Company pursuant to any Operative Document incorporating these Rules of Construction and Documentary Conventions, such party shall have an additional 30 day period to make alternative arrangements to provide such support.

     SECTION 2.06 PARTIES IN INTEREST; LIMITATION ON RIGHTS OF OTHERS. Any agreement or instrument incorporating these Rules of Construction and Documentary Conventions shall be binding upon and inure to the benefit of the parties thereto and their permitted successors and assigns. Nothing in any such agreement or instrument, whether express or implied, shall give or be construed to give any Person (other than the parties thereto and their permitted successors and assigns) any legal or equitable right, remedy or claim under or in respect of such agreement or instrument, unless such Person is expressly stated in such agreement or instrument to be entitled to any such right, remedy or claim.

     SECTION 2.07 TABLE OF CONTENTS; HEADINGS. The Table of Contents and Article and Section headings to any agreement or instrument incorporating these Rules of Construction and Documentary Conventions are for convenience of reference only and shall not affect the construction of or be taken into consideration in interpreting any such agreement or instrument.

     SECTION 2.08 COUNTERPARTS; EFFECTIVENESS. Any agreement or instrument incorporating these Rules of Construction and Documentary Conventions may be executed by the parties thereto in separate counterparts, each of which when so executed and delivered shall be an original, but all of which counterparts shall together constitute but one and the same contract. Any agreement or instrument incorporating these Rules of Construction and Documentary Conventions shall not become effective until one or more counterparts have been executed by each party thereto and delivered to the other parties thereto.

     SECTION 2.09 ENTIRE AGREEMENT. Any agreement or instrument incorporating these Rules of Construction and Documentary Conventions, together with the other Operative Documents and the Exhibits, Schedules, Appendices and Attachments thereto, any agreement entered into simultaneously therewith, the Initial Business Plan constitute the agreement of the parties to the Operative Documents with respect to the subject matter thereof and supersede all prior written and oral agreements and understandings with respect to such subject matter.

     SECTION 2.10 CONSTRUCTION. References in any agreement or instrument incorporating these Rules of Construction and Documentary Conventions to any gender include references to all genders, and references in any such agreement or instrument to the singular include references to the plural and vice versa. Unless the context otherwise requires, the term "party" when used in any such agreement or instrument means a party to such agreement or instrument. References in any such agreement or instrument to a party or other Person include their respective permitted successors and assigns. The words "include", "includes" and "including", when used in any such agreement or instrument, shall be deemed to be followed by the phrase "without limitation". Unless the context otherwise requires, references used in any such agreement or instrument to Articles, Sections, Exhibits, Schedules, Appendices and Attachments shall be deemed references to Articles and Sections of, and Exhibits, Schedules, Appendices and Attachments to, such agreement or instrument. Unless the context otherwise requires, the words "hereof", "hereby" and "herein" and words of similar meaning when used in any such agreement or instrument refer to such agreement or instrument in its entirety and not to any particular Article, Section or provision of such agreement or instrument. The terms and conditions of any such agreement or instrument shall be deemed to apply to any Subsidiary of the Company as though such entity were the Company except where such application would be manifestly inappropriate. Any reference to an Operative Document shall include such Operative Document as amended or supplemented from time to time in accordance with the provisions thereof.

     Section 2.11 OFFICIAL LANGUAGE. The official language of any agreement incorporating these Rules of Construction is the English language only, which language shall be controlling in all respects, and all versions of any such agreement in any other language shall not be binding on the parties thereto or nor shall such other versions be admissible in any legal proceeding, including arbitration, brought under such agreement. All communications and notices to be made or given pursuant to any such agreement shall be in the English language.

     Section 2.12 GOVERNING LAW. Any agreement incorporating these Rules of Construction shall be governed and construed as to all matters including validity, construction and performance by and under the substantive laws of the State of California.

     SECTION 2.13 WAIVER OF JURY TRIAL AND CERTAIN DAMAGES. Each party to any Operative Document incorporating these Rules of Construction and Documentary Conventions waives, to the fullest extent permitted by applicable law, (i) any right it may have to a trial by jury in respect of any action, suit or proceeding


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


arising out of or relating to any Operative Document and (ii) absent fraud, any right it may have to receive damages or indemnification from any other party to any Operative Document in respect of any act, omission or event relating to such Operative Document or the transactions contemplated by the Operative Documents based on any theory of liability for any special, indirect, consequential or punitive damages. Each party to any such agreement or instrument (x) certifies that no representative, agent or attorney of another party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (y) acknowledges that it has been induced to enter into such agreement or instrument by, among other things, the mutual waivers and certifications set forth above in this Section 2.12

     SECTION 2.14 ARBITRATION. Each party to any agreement or instrument incorporating these Rules of Construction and Documentary Conventions hereby agrees to adhere to the dispute resolution procedures described in Section 10.03 of the Master Agreement with respect to any disputes, grievances or actions arising thereunder.

     SECTION 2.15 NOTICES. All notices and other communications to be given to any party under any agreement or instrument incorporating these Rules of Construction and Documentary Conventions shall be in writing and any notice shall be deemed received when delivered by hand, courier or overnight delivery service, or by facsimile (if confirmed within two Business Days by delivery of a copy by hand, courier or overnight delivery service), or five days after being mailed by certified or registered mail, return receipt requested, with appropriate postage prepaid and shall be directed to the address of such party specified below (or at such other address as such party shall designate by like notice):

     (a) If to SanDisk:

             SanDisk Corporation
             140 Caspian Court
             Sunnyvale, CA  94089
             Telephone: (408) 542-0555
             Facsimile: (408) 542-0600
             Attention: President and CEO


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


             With a copy to:

             SanDisk Corporation
             140 Caspian Court
             Sunnyvale, CA  94089
             Telephone: (408) 548-0208
             Facsimile: (408) 548-0385

             Vice President and General Counsel

     (b) If to Toshiba:

             Toshiba Corporation
             Semiconductor Company
             1-1 Shibaura 1-Chome
             Minato-Ku, Tokyo 105-8001 Japan
             Telephone:       011 81 3 3457 3378
             Facsimile:       011 81 3 5444 9339
             Attention of President

             With a copy to:

             Toshiba Corporation
             Semiconductor Company
             Legal Affairs and Contracts Division
             1-1 Shibaura 1-Chome
             Minato-Ku, Tokyo 105-8001 Japan
             Telephone:       011-81-3-3457-3452
             Facsimile:       011-81-3-5444-9342
             Attention of General Manager

     (c) If to the Company:

             FlashVision, L.L.C.
             9600 Godwin Drive
             Manassas, Virginia 20110
             Telephone: (703) 396-1095
             Facsimile: (703) 396-1075
             Attention of: President

             With a copy to:

             SanDisk Corporation
             140 Caspian Court
             Sunnyvale, CA  94089
             Telephone: (408) 542-0510
             Facsimile: (408) 542-0640
             Attention: General Manager, NAND Division

             And

             Toshiba Corporation
             Semiconductor Company
             Legal Affairs and Contracts Division
             1-1 Shibaura 1-Chome
             Minato-Ku, Tokyo 105-8001 Japan
             Telephone:       011-81-3-3457-3452
             Facsimile:       011-81-3-5444-9342
             Attention of General Manager

     (d) If to SENA:

             Semiconductor of North America, Inc.
             9775 Toledo Way
             P.O. Box 19785
             Irvine, California 92718-1811
             Telephone:       (714) 455-2000
             Facsimile:       (714) 586-9741
             Attention of President


     SECTION 2.16 DEFINITIONS. The definitions set forth in Article I of this Appendix A shall apply to this Article II.


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